Exhibit 99.1
Radyne Announces CEO Succession
PHOENIX, AZ – August 28, 2006 Radyne Corporation (NASDAQ: RADN) announced today that Bob Fitting will retire as Chief Executive Officer on August 31, 2006. The Board of Directors has elected Carl Myron Wagner as the President and CEO. Fitting will remain on the Board.
Robert C. Fitting’s professional career began at Bell Laboratories in 1962 where he spent six years developing innovative communication technologies. Mr. Fitting then joined the Motorola Government Electronics Division where he was an engineering manager and he published more than a dozen technical papers and was awarded a number of patents.
Bob’s first business start-up eventually became known as Fairchild Data Corporation. In 1978, he left that business to start EF Data Corporation. As co-founder, CEO and President of EF Data Corporation, Bob built the company into a worldwide market leader in satellite communications equipment. While at EF Data, he won the “Arizona Entrepreneur of the Year” award. He retired from EF Data in 1994, and in 1995 took over the management of the bankrupt Radyne Corporation. During his 11 years at the helm, Bob led the acquisitions of ComStream, Tiernan Communications, Armer Communications and Xicom Technology and built Radyne revenues from $1.5 million to the expected $135 million this year. Today Radyne is a global leader in the satellite and ground equipment and broadcast encoding businesses.
“Bob Fitting has been a giant in the satellite ground equipment industry and we are delighted that he has agreed to stay on the Board of Directors,” said C. J. Waylan, Chairman of Radyne’s Board. “His technical knowledge and market insight will be indispensable as Radyne continues its evolution and growth.”
“Myron Wagner has already demonstrated his ability to grasp the essence of Radyne’s operations and strategic strengths,” Waylan continued. “His broad business and technical background, including the development of large, complex hardware and software products will be key to achieving Radyne’s growth goals and earning returns for our shareholders into the future. He is an excellent choice to succeed Bob and to build on his accomplishments.”
Wagner most recently was employed with General Dynamics where he served as Vice President and Director of Engineering for the Space and National Systems Division. Prior to joining General Dynamics, Wagner held a number of diverse business and engineering management positions within Motorola Inc, where he was responsible for the development and management of products including military and civilian spacecraft systems and payloads, satellite ground equipment, military air and ground communications products, and military and civil situational awareness and communications products and systems. Wagner also managed and developed cellular infrastructure interoperability products and software, and was president of a fixed wireless product company.
About Radyne Corporation
Radyne Corporation designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, troposcatter, microwave and cable communication networks. The Company, through its Tiernan subsidiary, is a supplier of HDTV and SDTV encoding and transmission equipment. The Xicom Technology subsidiary is a producer of high power amplifiers for communications applications. Radyne is headquartered in Phoenix, Arizona, has manufacturing facilities in Phoenix, Arizona, San Diego, California, and Santa Clara, California and sales offices in Singapore, Beijing, Jakarta and the United Kingdom. The Company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information, visit our web site at www.radn.com. Additional information on Xicom is available at www.xicomtech.com.
Safe Harbor Paragraph for Forward-Looking Statements
This press release includes statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) and Radyne claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne Corporation and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect Radyne Corporation’s results and cause them to materially differ from those contained in the forward-looking statements contained herein include, without limitation, our belief that Carl Myron Wagner will successfully lead the Corporation or that Radyne will continue to successfully develop and market new products, that its products meet customer needs and that its products and services will increase Radyne sales and profitability.
Other factors that may affect forward-looking statements and the Company’s business generally include but are not limited to:
•	Prospects of the international markets and global economy given that Radyne Corporation depends heavily on international sales.
•	A downturn in the evolving telecommunications, television broadcast and Internet industries.
•	Risk factors and cautionary statements made in Radyne Corporation’s Annual Report on Form 10-K for the period ended December 31, 2005.
•	The effect that acts of international terrorism may have on Radyne Corporation’s ability to ship products abroad.
•	Other factors that Radyne Corporation is currently unable to identify or quantify, but may exist in the future.
Forward-looking statements speak only as of the date the statement was made. Radyne Corporation does not undertake and specifically declines any obligation to update any forward-looking statements.
Contact: Malcolm Persen, Chief Financial Officer, 602.437.9620